Exhibit 2.1a

PURCHASE AND SALE AGREEMENT
(Woodland Village Apartments)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 21st day of December, 2011 (the “Effective Date”) by and between GULFSTREAM I, LLC, a Delaware limited liability company, GULFSTREAM II, LLC, a Nevada limited liability company, GULFSTREAM III, LLC, a Delaware limited liability company and GULFSTREAM IV, LLC, a Delaware limited liability company (collectively, “Seller”), and RESOURCE CAPITAL PARTNERS, INC., a Delaware corporation (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.
PURCHASE AND SALE

1.1           Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the Seller’s assignable and transferable right, title and interest in and to the following described property (herein collectively called the “Property”):

(a)           Land.  That certain tract of land (the “Land”) located in the City of Columbia, Lexington County, South Carolina, being more particularly described on Exhibit A attached hereto and made a part hereof.

(b)           Easements.  All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).

(c)           Rights and Appurtenances.  All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of way.

(d)           Improvements.  All improvements and related amenities known as “Woodland Village Apartments” (the “Improvements”) in and on the Land, and having an address of 2221 Bush River Road, Columbia, South Carolina 29210.

(e)           Leases.  All leases, licenses and other agreements for the use or occupancy of any portion of the Property in effect on the Closing Date (collectively, the “Leases,” and individually a “Lease”) of space in the Property, concession leases, and all tenant security deposits held by Seller on the Closing Date (as defined in Section 6.1 of this Agreement).

(f)           Tangible Personal Property.  All fixtures, furniture, equipment (including recreational amenity equipment), washing machines, clothes dryers and other personal property attached or appurtenant to, or located in or on, or used in connection with the Property that are not owned by tenants of the Property or the Property Manager (as defined in Section 4.2.1(a)), including the items listed on Schedule 1.1 attached hereto (the “Tangible Personal Property”).

(g)           Certificates.  To the extent in the possession of Seller or Property Manager (as defined in Section 4.2.1(b)), all certificates of occupancy, if any, and all licenses, permits, authorizations, consents, certificates and approvals relating to the Property, if any.

(h)           Contracts.  To the extent assignable without the consent of third parties, the contracts identified on Schedule 4.1(h) attached hereto and not cancelled pursuant to Section 4.1.2 below (the “Contracts”).

(i)           Intangible Property.  To the extent assignable without the consent of third parties, all intangible property (the “Intangible Property”), if any, owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property including, without limitation, transferable utility contracts, transferable telephone exchange numbers, plans and specifications, engineering plans and studies, floor plans and landscape plans.

1.2           Independent Consideration.  Upon execution of this Agreement, Purchaser has delivered to Seller, and Seller acknowledges receipt of, FIFTY AND NO/100 DOLLARS ($50.00) (the “Independent Consideration”), as consideration for Purchaser’s right to purchase the Property and for Seller’s execution, delivery and performance of this Agreement.  The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is non refundable and shall be retained by Seller notwithstanding any other provision of this Agreement.

2.
PURCHASE PRICE

2.1           Purchase Price.  The purchase price (the “Purchase Price”) for the Property shall be ELEVEN MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($11,600,000.00) and shall be paid in cash by Purchaser to Seller at the Closing (as defined in Section 6.1 of this Agreement) by wire transfer in accordance with wire transfer instructions to be provided by Seller.

3.
EARNEST MONEY

3.1           Earnest Money.  Purchaser shall deliver to the Title Company (as defined in Section 6.1 of this Agreement) within three (3) business days after the Effective Date, by wire transfer in accordance with wire transfer instructions provided by the Title Company, the amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (which amount, together with all interest accrued thereon, if any, is herein called the “Earnest Money”) to be invested by the Title Company in an interest bearing account as Purchaser shall direct.  Seller shall have the option of terminating this Agreement if the full amount of Earnest Money is not delivered to the Title Company as prescribed in this Section 3.1.  Purchaser agrees to promptly deliver or cause the Title Company to deliver written acknowledgment by the Title Company that the Earnest Money has been received by and is being held by the Title Company pursuant to the terms of this Agreement.  If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied to the payment of the Purchase Price at Closing.  If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser, and no party hereto shall have any further obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

4.
CONDITIONS TO CLOSING

4.1           Seller’s Obligations.  Seller shall deliver to Purchaser (at Purchaser’s expense), within ten (10) days after the Effective Date (as defined in Section 10.13 of this Agreement) hereof (except with respect to the rent roll described below, a copy of which is attached hereto as Schedule 4.1(c)), the following:

(a)           Title Commitment.  Commitment for Owner’s Policy of Title Insurance (the “Title Commitment”) with respect to the Property, issued by the Title Company, and legible copies of any restrictive covenants, easements, and other items listed as title exceptions therein.

(b)           Survey.  Seller shall deliver to Purchaser Seller’s existing survey of the Property (the “Survey”).  Purchaser, at Purchaser’s sole cost and expense, shall update the Survey (and have it re-certified to include Seller) on or before the expiration of the Approval Period (as defined in Section 4.1.1 of this Agreement) and deliver a copy of such updated Survey to Seller and Title Company on or before the expiration of the Approval Period (as defined in Section 4.1.1).

(c)           Rent Roll.  Seller has previously delivered a copy of the rent roll for the Property dated within three (3) days of the Effective Date and certified by the Property Manager (the “Rent Roll”).

(d)           Schedule 4.1 Documents.  Each of the documents listed on Schedule 4.1(d) attached hereto (the “Schedule 4.1(d) Documents”).  As a condition to making the Schedule 4.1(d) Documents available to Purchaser, Purchaser acknowledges and agrees that (i) the Schedule 4.1(d) Documents are being provided solely as an accommodation and only for informational purposes, (ii) Purchaser shall have no right to, and will not, rely on any of the Schedule 4.1(d) Documents or the contents thereof, but will rely on its own investigation and analysis of the Property, (iii) no privity exists between Purchaser and the preparers/authors of the Schedule 4.1(d) Documents and the Schedule 4.1(d) Documents and all rights and claims thereunder are, and at all times shall be and remain, the sole property of Seller, and (iv) except as expressly set forth in Section 4.4 hereof, neither Seller nor any of its representatives or advisors (including the entities that prepared the Schedule 4.1(d) Documents) have made or are making any representation or warranty, express or implied, as to the accuracy or completeness of the Schedule 4.1(d) Documents and shall not be liable to Purchaser (or any of Purchaser’s partners, representatives, advisors, successor or assigns) for any loss or damage resulting from Purchaser’s use of, or reliance on, the Schedule 4.1(d) Documents.  Purchaser waives, on behalf of itself and its successors and assigns, any and all claims against Seller and/or the parties preparing/issuing the Schedule 4.1(d) Documents which may arise out of or in connection with the Schedule 4.1(d) Documents and Purchaser (i) shall not (unless otherwise required by law) provide a copy of the Schedule 4.1(d) Documents to any other party except its officers, employees, attorneys, investors or potential investors, persons retained to inspect and evaluate the Property by Purchaser, and its legal and financial advisors without the prior written consent of Seller, and (ii) will redeliver the Schedule 4.1(d) Documents and all copies thereof to Seller upon any termination of this Agreement.

4.1.1           Purchaser’s Satisfaction.  During the forty-five (45) day period commencing on the Effective Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a)           Purchaser’s being satisfied, in Purchaser’s sole discretion, that the Property is suitable for Purchaser’s intended uses; and

(b)           Purchaser’s being satisfied, in Purchaser’s sole discretion, with the items listed above in Section 4.1(a) through Section 4.1(c) above, including the information reflected therein.

If Purchaser is not satisfied in its sole discretion as to the suitability of the Property for Purchaser’s intended uses or any of the items listed above in Section 4.1(a) through Section 4.1(c) above or for any or no reason, Purchaser may give notice thereof to Seller on or before the expiration of the Approval Period, whereupon this Agreement shall terminate, and upon such termination, Purchaser shall be entitled to the return of the Earnest Money, and neither party shall have any further obligation hereunder except for the Surviving Obligations.  If Purchaser fails to give notice to Seller on or before the expiration of the Approval Period of Purchaser’s election to terminate this Agreement, Purchaser shall be deemed to be satisfied with such matters and the conditions precedent in this Section 4.1.1 shall be deemed to be satisfied except with respect to any New Exceptions as described below in Section 4.1.3(c).

4.1.2           Cancellation and Assignment of Contracts; Other Agreements.  Prior to the expiration of the Approval Period, Purchaser shall advise Seller in writing of any Contracts it elects to have cancelled upon Closing.  Seller agrees to give appropriate notices of termination of the Contracts that Purchaser timely notifies Seller it wants cancelled; provided, however, that if the notice required to terminate any such Contract will not have run prior to Closing, Seller shall assign and Purchaser shall assume the rights and obligations under such Contract.  The existing agreement with the Property Manager shall be terminated at Closing.  Seller acknowledges that there are certain agreements affecting the Property to which Seller or the Property Manager is a party that are not included as “Contracts” hereunder and Seller and Purchaser agree that such agreements will not be assigned to or assumed by Purchaser and Purchaser shall have no liability or obligation under such agreements.

4.1.3           Title Commitment and Survey.

(a)           In the event (i) the Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter affecting the Property that is unacceptable to Purchaser, or (ii) any exceptions appear in the Title Commitment other than the standard printed exceptions set forth in the standard ALTA form of Commitment for Title Insurance that are unacceptable to Purchaser, Purchaser shall within five (5) business days after receipt of the Survey, the Title Commitment and copies of all documents referred to as exceptions in the Title Commitment, notify Seller in writing of such facts and the reasons therefor (“Purchaser’s Objections”).  Upon the expiration of said five (5) business day period, except for Purchaser’s Objections if same are timely raised, Purchaser shall be deemed to have accepted the form and substance of the Survey, all matters shown thereon, all exceptions to the Title Commitment and other items shown thereon.  Notwithstanding anything to the contrary contained herein, Seller shall have no obligations to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of the Purchaser’s Objections except for any mortgage created by, or judgment lien against, Seller and any mechanic’s, materialmen’s or similar liens granted by Seller from and after September 8, 2010.  Seller agrees to notify Purchaser within five (5) business days after receipt of Purchaser’s Objections whether or not it will eliminate or modify all of Purchaser’s Objections.  In the event Seller is unable or unwilling to eliminate or modify all of Purchaser’s Objections to the reasonable satisfaction of Purchaser, Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller by the earlier to occur of (i) the Closing Date or (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Purchaser’s Objections; in which event, the Earnest Money will be returned to Purchaser, and neither party shall have any obligations hereunder other than the Surviving Obligations.

(b)           The term “Permitted Encumbrances” as used herein includes:  (i)  any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant, exception or other matter with respect to the Property that is reflected or addressed on the Survey or the Title Commitment to which Purchaser fails to timely object pursuant to Section 4.1.2(a) of this Agreement; (ii) any Purchaser’s Objection that remains uncured, for whatever reason, at the earlier to occur of (A) Closing hereunder or (B) five (5) business days after Seller notifies Purchaser that Seller is unwilling or unable to cure or modify Purchaser’s Objections to the reasonable satisfaction of Purchaser; (iii) any New Exceptions that Purchaser is deemed to have approved pursuant to Section 4.1.3(c) below and (iv) the rights and interests of parties claiming under the Leases.

(c)           Notwithstanding anything to the contrary contained herein, if at any time after the Effective Date, any update to the Title Commitment or existing Survey discloses any additional item that materially adversely affects title to the Property which was not disclosed on the Title Commitment or Survey delivered to Purchaser by Seller (the “New Exception”), Purchaser shall have a period of five (5) days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception.  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, not to exceed 30 days in the aggregate.  If Seller fails to deliver a notice to Purchaser within three (3) days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Agreement, in which event the Earnest Money will be returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Agreement, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within six (6) days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.1.4           Limitations of Seller’s Obligations.  Notwithstanding anything contained herein to the contrary, Seller shall have no obligation to take any steps, bring any action or proceeding or incur any effort or expense whatsoever to eliminate, modify or cure any objection Purchaser may have pursuant to Section 4.1.1, Section 4.1.3, Section 4.2, or Section 5.1.

4.2           Inspection.  Purchaser may inspect, test, and survey: (a) the Property, (b) all financial records pertaining to the operation of the Property, and (c) photocopies of all Leases and Contracts in the possession of Seller, at any reasonable time during business hours at any time during the Approval Period (collectively, the “Purchaser Investigations”).  Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval, not to be unreasonably withheld, conditioned or delayed, of the scope and method of any environmental testing or investigation (other than a non-intrusive Phase I environmental inspection) and any inspection which would materially alter the physical condition of the Property, prior to Purchaser’s commencement of such inspections or testing.  In any event, Seller and its representatives, agents, and/or contractors shall have the right to be present during any of the Purchaser Investigations.  If the Purchaser Investigations reveal any fact or condition unacceptable to Purchaser, Purchaser shall notify Seller in writing prior to the expiration of the Approval Period of such unacceptable fact or condition and Seller shall have the right (without any obligation to do so) to correct same by the Closing Date to Purchaser’s reasonable satisfaction.  If Seller does not correct such unacceptable fact or condition by the Closing Date, Purchaser may terminate this Agreement in which event the Earnest Money will be returned to Purchaser, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations.  If Purchaser does not give such notification to Seller in writing prior to the expiration of the Approval Period, said investigations of the Property shall be deemed satisfactory to Purchaser and Purchaser shall be deemed to have agreed to assume all obligations from and after the date of Closing with respect to the Leases and the Contracts that are not terminated pursuant to Section 4.1.2.  All information provided by Seller to Purchaser and all reports, studies, environmental audits, environmental assessments or other documents or information prepared by or obtained by Purchaser or any Purchaser Representative (collectively, the “Reports”) shall be treated as confidential information by Purchaser and Purchaser shall instruct all of its employees, agents, representatives and contractors as to the confidentiality of all such information.  Upon Seller’s request, Purchaser agrees to deliver copies of any and all Reports to Seller.  Other than research of any applicable general land use and other laws and/or any public records and databases, neither Purchaser nor any Purchaser Representative (as hereinafter defined) shall communicate with any regulatory or governmental agencies or their individual employees concerning the Property, without the prior written consent of Seller, which shall be given or withheld in Seller’s sole discretion.  Neither Purchaser nor any Purchaser Representative shall contact or communicate with any tenant, occupant, or leasing agent of the Property or any governmental agent regarding the Property; provided, however, that Purchaser may review governmental records and make routine contact with governmental officials in connection with Purchaser’s customary due diligence activities pursuant to this Agreement such as confirmation of zoning and review of ordinance compliance.

4.2.1           i)           Before and during Purchaser Investigations, Purchaser and Purchaser's representatives, including Purchaser's engineers, contractors and environmental consultants (collectively, the “Purchaser Representatives”) conducting any Purchaser Investigation shall maintain workers’ compensation insurance in accordance with applicable law, and Purchaser, and the applicable Purchaser Representative conducting any Purchaser Investigation, shall maintain (1) commercial general liability insurance, on a per occurrence basis, with limits of at least Five Million Dollars ($5,000,000.00) for bodily or personal injury or death, (2) property damage insurance in the amount of at least One Million Dollars ($1,000,000.00), and (3) contractual liability insurance, on a per occurrence basis, with respect to Purchaser’s obligations under this Section 4.2. Purchaser shall deliver to Seller evidence of such workers’ compensation insurance and a certificate evidencing the commercial general liability, property damage and contractual liability insurance before conducting any Purchaser Investigation on the Property.  Each such insurance policy shall be written by a reputable insurance company having a rating of at least “A+:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and shall otherwise be subject to Seller’s prior approval.  Such insurance policies shall name as additional insureds Seller, Lincoln Apartment Management Limited Partnership (“Property Manager”) and such other parties holding insurable interests as Seller may designate.  Such insurance shall be primary to any insurance maintained by Seller or Property Manager.

(b)           Purchaser shall, at its own expense, immediately fill and compact any holes, and otherwise restore any damage to the Property related to the Purchaser Investigations. Upon Purchaser’s completion of Purchaser Investigations, Purchaser shall be responsible for returning the Property to substantially the condition existing prior to Purchaser’s entry.  Neither Purchaser nor any Purchaser Representative shall damage any part of the Property or any personal property owned or held by Seller, Property Manager or any tenant or third party.

4.2.2           Purchaser shall indemnify, defend and hold Seller and the other Releasees (as defined in Section 5.3) harmless from any and all losses, costs, liens, claims, causes of action, liability, damages, expenses and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising in any way from (1) any Purchaser Investigation conducted by Purchaser and/or any Purchaser Representative, or (2) any breach by Purchaser and/or any Purchaser Representative of the terms of this Section 4.2.  Notwithstanding the foregoing, in no event shall the Purchaser’s indemnity obligations hereunder extend to any claim by Seller arising solely by reason of the mere discovery of any adverse conditions or legal noncompliance on the Property (as opposed to causing or the disturbance or exacerbation of any such adverse conditions or legal noncompliance) by Purchaser or any Purchaser Representative during any Purchaser Investigation.  This indemnity provision shall survive termination or expiration of this Agreement.  If any proceeding is filed for which indemnity is required hereunder, Purchaser agrees, upon request therefor by any of the Releasees, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

4.3           Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller that (a) Purchaser is duly organized and in good standing under the laws of the State of Delaware, is qualified to do business in any state where it is so required to be qualified and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary corporate authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Purchaser to this Agreement, and (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser, or any partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound, and (c) neither Purchaser nor any partner, related entity or affiliate of Purchaser is in any way affiliated with Seller, GE Capital Realty Group, Inc., General Electric Capital Corporation, General Electric Realty Advisors, Inc., General Electric Company or any affiliate of General Electric Company, and (d) that, with respect to each source of funds to be used by it to purchase the Property (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date: (i) the Source does not include the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (B) a “plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) the Source includes the assets of (A) an “employee benefit plan” as defined in Section 3(3) of ERISA or (B) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 4.3 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.  Purchaser further represents, warrants and covenants to Seller as follows:

4.3.1           Compliance with International Trade Control Laws and OFAC Regulations.

(a)           Purchaser is not now nor shall it be at any time until Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”) or otherwise.

(b)           Neither Purchaser nor any Person who owns a direct interest in Purchaser (collectively, a “Purchaser Party”) is now nor shall be at any time until Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

4.3.2           Purchaser’s Funds.

(a)           Purchaser has taken, and shall continue to take until Closing, such measures as are required by law to assure that the funds used to pay to Seller the Purchase Price are derived (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)           To the best of Purchaser’s knowledge after making due inquiry, neither Purchaser nor any Purchaser Party, nor any Person providing funds to Purchaser (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws (as defined herein); or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws.  For purposes of this Subsection (b), the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

4.3.3           Purchaser Compliance with Patriot Act.  Purchaser is in compliance with any and all applicable provisions of the Patriot Act.

4.3.4           Cooperation with Seller.  After the Closing Date, Purchaser agrees to cooperate with Seller, and to cause each Purchaser Party to cooperate with Seller, in providing such additional information and documentation on Purchaser’s and each Purchaser Party’s legal or beneficial ownership, policies, procedures and sources of funds as Seller deems necessary or prudent to enable Seller to comply with Anti Money Laundering Laws as now in existence or hereafter amended.

The Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing or termination of this Agreement.  Purchaser’s representations and warranties contained herein must be true and correct through the Closing Date, and Purchaser’s failure to notify Seller prior to the Closing Date of any inaccuracies shall be a default by Purchaser under this Agreement.

4.4           Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser that:

(a)           Seller has the full limited liability company right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement;

(b)           each entity comprising Seller is duly organized as a limited liability company and is in good standing under the laws of its state of formation;

(c)           neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound;

(d)           this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(e)           to Seller’s Current Actual Knowledge (as defined below), (i) there are no pending judicial actions, lawsuits or proceedings against Seller or the Property which could reasonably be expected to have a material and adverse effect on value or operation of the Property following the Closing and that are not covered by Seller’s insurance, (ii) Seller has not received any written notices from any governmental authority with respect to any violation of any applicable building, health, fire safety or other law, code, ordinance or rule or regulation which, if not corrected, could materially and adversely affect the value or operation of the Property, (iii) Seller has not received any written notice of any condemnation or eminent domain proceeding affecting the Property, (iv) the information contained in the Rent Roll is not incorrect in any material respect, (v) from and after September 8, 2010, none of the Leases and none of the rents or other amounts payable under the Leases has been assigned, pledged or encumbered by Seller other than to Seller’s current mortgage lender as collateral security, which assignment will be terminated as Closing, and the Leases may be assigned by Seller and (vi) there are no defaults under any of the Contracts.

As used herein, “Seller’s Current Actual Knowledge” means the current actual knowledge of Daniel Jagoe, Asset Manager of Seller in charge of the Property, without any investigation, and does not include any constructive, implied, imputed or inquiry knowledge, and any representation so qualified shall be deemed not to apply to any matters of which Purchaser has otherwise been made aware or with respect to which documentation regarding same has been delivered to Purchaser or is on file and available for inspection at the management office for the Property, it being acknowledged by Purchaser that (i) General Electric Credit Equities, Inc. is the sole member of Gulfstream-B3 Holdco, LLC and Gulfstream-B3 Holdco, LLC recently succeeded to 100% of the ownership of each of the entities constituting Seller, and (ii) Seller has not developed or managed any portion of the Property and therefore has limited knowledge concerning same.  It is understood and agreed between Seller and Purchaser that (i) nothing herein shall be interpreted or construed to cause or imply any personal liability or responsibility with respect to any individual, employee, asset manager, property manager, director, shareholder or officer of Seller, including, without limitation, Daniel Jagoe, and (ii) the foregoing representations shall survive for one (1) year after the Effective Date and shall thereafter be of no force or effect ab initio.

4.5           Know Your Customer.  Purchaser acknowledges that Seller must complete certain “know your customer” procedures regarding Purchaser, including, without limitation, understanding the principals and other investors in Purchaser and Purchaser’s source of funds.  To this end, Purchaser shall cooperate with Seller in these efforts, including, without limitation, delivering to Seller upon request the full names of all the individuals and business entities involved in the transaction on Purchaser’s behalf, all parties contributing or receiving any money, compensation or ownership interests, and a detailed Purchaser organization chart.  Notwithstanding anything to the contrary contained herein, if Seller, in Seller’s sole and absolute discretion, is not satisfied with the results of such “know your customer” due diligence or if Purchaser fails to deliver to Seller all of the information required by Seller, then Seller shall have the right to terminate this Agreement upon prior written notice delivered to Purchaser, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations hereunder except for the Surviving Obligations.

4.6           Environmental Condition Extension; Termination.  The obligations of Seller hereunder are subject to and contingent upon the following:

In the event that subsequent to the execution of this Agreement Seller obtains knowledge of, or Purchaser’s inspection of the Property reveals, the presence of any Hazardous Materials (as defined in Section 5.2.1 of this Agreement) or the violation or potential violation of any Environmental Requirements (as defined in Section 5.2.3 of this Agreement) (an “Environmental Condition”), which Seller, in its sole judgment, determines could constitute a potential liability to Seller after the Closing or should be remedied prior to the sale of the Property, Seller shall have the right upon written notice to Purchaser on or before the scheduled Closing Date to terminate this Agreement upon written notice to Purchaser, in which event the Earnest Money shall be refunded to Purchaser together with reimbursement by Seller to Purchaser of Purchaser’s actual and documented out-of-pocket costs and expenses in connection with this transaction in an amount not to exceed $50,000 in the aggregate, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations.  The terms of this Section 4.6 are solely for the benefit of Seller and Purchaser shall have no additional right or remedy hereunder as a result of the exercise by Seller of its rights under this Section 4.6.

5.
NO REPRESENTATIONS OR WARRANTIES BY SELLER;
ACCEPTANCE OF PROPERTY

5.1           Disclaimer.  PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN AS EXPRESSLY SET FORTH HEREIN), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY

KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED BELOW) OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.  ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND AGREES TO ACCEPT THE PROPERTY AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROPERTY OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS,” “WHERE IS” CONDITION AND BASIS WITH ALL FAULTS EXCEPT AS EXPRESSLY SET FORTH HEREIN.  IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING.  PURCHASER HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND, SAVE AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL DEBTS, DUTIES, OBLIGATIONS, LIABILITIES, SUITS, CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, LOSSES, FEES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES AND COURT COSTS) IN ANY WAY RELATING TO, OR IN CONNECTION WITH OR ARISING OUT OF PURCHASER’S ACQUISITION, OWNERSHIP, LEASING, USE, OPERATION, MAINTENANCE AND MANAGEMENT OF THE PROPERTY.  THE PROVISIONS OF THIS SECTION 5 SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

5.2           Environmental Definitions.

5.2.1           Hazardous Materials.  “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as defined in Section 5.2.2 of this Agreement) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

5.2.2           Environmental Requirements.  “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

5.3           Assumption/Release.  UPON CLOSING, PURCHASER ASSUMES THE RISK OF ADVERSE MATTERS, INCLUDING ADVERSE PHYSICAL CONDITIONS, DEFECTS, CONSTRUCTION DEFECTS, ENVIRONMENTAL, HEALTH, SAFETY AND WELFARE MATTERS WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS.  AS OF THE CLOSING DATE, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY WAIVES, INDEMNIFIES, RELEASES AND FOREVER DISCHARGES CURRENT MANAGER, SELLER, SELLER’S AGENTS, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES, INTEREST HOLDERS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) FROM ANY AND ALL RIGHTS, CLAIMS AND DEMANDS AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS AGREEMENT, WHICH PURCHASER HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS IN TORT OR CONTRACT AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER CERCLA, RCRA, OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION, AND ALL OTHER TITLE OR DUE DILIGENCE MATTERS DESCRIBED ABOVE IN THIS SECTION, ARTICLE 4, ARTICLE 5 OR ANY OTHER PROVISIONS OF THIS AGREEMENT (OTHER THAN CLAIMS WITH RESPECT TO SECTION 4.4 ABOVE).

PURCHASER HEREBY ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION.  PURCHASER HEREBY WAIVES ANY AND ALL OBJECTIONS AND COMPLAINTS, WHETHER KNOWN OR UNKNOWN, CONCERNING THE PHYSICAL CHARACTERISTICS AND ANY EXISTING CONDITIONS OF THE PROPERTY, INCLUDING SELLER’S OBLIGATIONS UNDER THE LEASES RELATING TO THE PHYSICAL, ENVIRONMENTAL OR LEGAL COMPLIANCE STATUS OF THE PROPERTY, WHETHER ARISING BEFORE OR AFTER THE EFFECTIVE DATE.  PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ALL OTHER RELEASEES FROM AND AGAINST ANY AND ALL MATTERS AFFECTING THE PROPERTY, INCLUDING ANY AND ALL COMPLAINTS OR OBJECTIONS CONCERNING THE PHYSICAL CHARACTERISTICS OF THE PROPERTY OR EXISTING PROPERTY CONDITIONS.  PURCHASER WAIVES THE BENEFITS OF ANY LAW WHICH GENERALLY PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MAY HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.  THE PROVISIONS OF THIS SECTION 5.3 SHALL SURVIVE INDEFINITELY THE CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS.

6.
CLOSING

6.1           Closing.  The Closing (the “Closing”) shall be held at the offices of Chicago Title Insurance Company (the “Title Company”) at 1225 North Loop West, Suite 420, Houston, Texas 77008, Attention: Janet Karr, at a date designated by Seller and Purchaser on or before thirty (30) days after the expiration of the Approval Period (the “Closing Date”), unless the parties mutually agree in writing upon another place, time or date.  The Closing may occur through an escrow with an escrow agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

6.2           Possession.  Possession of the Property shall be delivered to Purchaser at the Closing.

6.3           Proration.  All rents, other amounts payable by the tenants under the Leases, income, utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the date Seller receives the Purchase Price in immediately available funds with Seller receiving the benefits and burdens of ownership on the Closing Date.

(a)           If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller.  Subsequent to the Closing, if any such rents and other income are actually received by Purchaser, all such amounts shall first be applied to post closing rents due to Purchaser which are past due and the balance shall be immediately paid by Purchaser to Seller.  Purchaser shall make a good faith effort and attempt to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller, however, Purchaser shall not be required to expend any funds or institute any litigation in its collection efforts.  Nothing in this Section 6.3(a) shall restrict Seller’s right to collect delinquent rents directly from a tenant by any legal means.

(b)           If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation.  Subsequent to the Closing, when the tax rate and the assessed valuation of the Property is fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.  If the Property is not assessed as a separate parcel for tax or assessment purposes, then such taxes and assessments attributable to the Property shall be determined by Purchaser and Seller.  If, as of the Closing, the Property is not being treated as a separate tax parcel, then within thirty (30) days after the Closing, Purchaser shall, at its sole cost and expense, have the Property assessed separately for tax and assessment purposes.

(c)           If the Closing shall occur before the actual amount of utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities and other operating expenses shall be upon the basis of an estimate by Seller of such utilities and other operating expenses for such month.  Subsequent to the Closing, when the actual amount of such utilities and other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities and other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

The agreements of Seller and Purchaser set forth in this Section 6.3 shall survive the Closing.

6.4           Closing Costs.  Except as otherwise expressly provided herein, Seller shall pay, on the Closing Date all recording costs and one half (1/2) of any escrow fees and other customary charges of the Title Company, and Purchaser shall pay, on the Closing Date, the title insurance premium for the base Owner’s Policy (as defined in Section 6.5(b)), the cost of any endorsements or additional coverage over the base Owner’s Policy, the cost of the updated Survey, all state and local documentary taxes and one half (1/2) of any escrow fees and other customary charges of the Title Company.  Except as otherwise provided herein, each party shall pay its own attorneys’ fees.

6.5           Seller’s Obligations at the Closing.  At the Closing, or at such other time as indicated below, Seller shall deliver to Purchaser the following:

(a)           Deed.  A Limited Warranty Deed (the “Deed”) conveying the Land and the Improvements to Purchaser subject only to the Permitted Exceptions in the form attached to this Agreement as Exhibit B.

(b)           Title Policy.  Within a reasonable period of time following Closing, an Owner’s Policy of Title Insurance in ALTA standard form (the “Owner’s Policy”), naming Purchaser as insured, in the amount of the Purchase Price, insuring that Purchaser owns good and marketable fee simple title to the Property, subject only to the Permitted Encumbrances.  Purchaser, at Purchaser’s sole expense, may elect to cause the Title Company to amend the survey exception to read “any shortages in area” or elect to obtain additional coverage or endorsements over the base Owner’s Policy, but obtaining such additional coverage or endorsements will not be a condition precedent to Purchaser’s Closing obligations pursuant to this Agreement.

(c)           Evidence of Authority.  Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(d)           Foreign Person.  An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(e)           Leases.  The originals of all of the Leases and all security deposits required to be held by Seller under the Leases.

(f)           Contracts.  The originals of all of the Contracts, if any, in the possession of Seller.

(g)           Property Items.  All keys and all assignable licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such non-confidential leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property.

(h)           Seller’s Affidavit.  A Seller’s Affidavit in form and substance routinely required of Seller by the Title Company to issue the Owner’s Policy.

(i)           Updated Rent Roll.  Within three business days prior to the Closing Date, an updated rent roll prepared by the Property Manager and current as of the date of delivery.

6.6           Purchaser’s Obligations at the Closing.  In connection with the Closing, Purchaser shall deliver to Seller and/or the Title Company the following:

(a)           Purchase Price.  The Purchase Price shall be delivered to Seller on the Closing Date by wire transfer of immediately available funds.

(b)           Evidence of Authority.  Such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Company authorizing Purchaser’s acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

(c)           Certificate.  Taxpayer I.D. Certificate, in the form attached to this Agreement as Exhibit D.

6.7           Documents to be Executed by Seller and Purchaser.  At the Closing, Seller and Purchaser shall also execute and deliver the following:

(a)           Closing Statement.  An executed counterpart settlement statement setting forth amounts paid by or on behalf of or credited to Purchaser and Seller.

(b)           Tenant Notices.  Signed statements or notices to all tenants of the Property, prepared by Seller or Property Manager and in the form attached to this Agreement as Exhibit F, notifying such tenants that the Property has been transferred to Purchaser and that Purchaser is responsible for security deposits (specifying the amounts of such deposits).

(c)           Bill of Sale, Assignment and Assumption of Personal Property, Service Contracts, Warranties and Leases.  Bill of Sale, Assignment and Assumption of Personal Property, Service Contracts, Warranties and Leases (the “Assignment”) in the form attached to this Agreement as Exhibit C.

7.
RISK OF LOSS

7.1           Condemnation.  If, prior to the Closing, action is initiated to take any of the Property by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2           Casualty.  Except as provided in Sections 4.2 and 5.1 of this Agreement, Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated.  If the Property, or any part thereof, suffers any damage in excess of $250,000.00 prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to repair, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expenses and costs incurred by Seller to repair or restore the Property and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date, all of which shall be payable to Seller), to the extent the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price equal to the Seller’s deductible under its insurance policy.  If the Property, or any part thereof, suffers any damage less than $250,000.00 prior to the Closing, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller’s deductible under its insurance policy and there shall be no reduction in the Purchase Price.

8.
DEFAULT

8.1           Breach by Seller.  In the event that Seller shall fail to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser, as its sole and exclusive remedy may either (a) terminate this Agreement and receive a refund of the Earnest Money together with reimbursement by Seller to Purchaser of Purchaser’s actual and documented out-of-pocket costs and expenses in connection with this transaction in an amount not to exceed $50,000 in the aggregate, and neither party shall have any further right or obligation hereunder other than the Surviving Obligations, or (b) pursue the remedy of specific performance of Seller’s obligations under this Agreement; provided, however, that (i) Purchaser shall only be entitled to such remedy if (A) any such suit for specific performance is filed within sixty (60) days after Purchaser becomes aware of the default by Seller, (B) Purchaser is not in default under this Agreement, (C) Purchaser has tendered an amount equal to five percent (5%) of the Purchase Price to the Title Company in immediately available funds and the Title Company has acknowledged receipt of same, in writing, to Seller (such funds to be administered in the same manner as the Earnest Money as provided in Section 3.1), and (D) Purchaser has furnished ten (10) days prior written notice to Seller of its intent and election to seek specific enforcement of this Agreement; and (ii) notwithstanding anything to the contrary contained herein, Seller shall not be obligated to expend any sums to cure any defaults under this Agreement and if Purchaser seeks specific performance under this Agreement, Purchaser agrees to accept the Property in its “AS IS, WHERE IS” condition.  Purchaser hereby agrees that prior to its exercise of any rights or remedies as a result of any defaults by Seller, Purchaser will first deliver written notice of said default to Seller, and if Seller so elects, Seller shall have the opportunity, but not the obligation, to cure such default within ten (10) days after Seller’s receipt of such notice.  In no event whatsoever shall Purchaser file any instrument of record against title to the Property; provided, however, Purchaser may file a lis pendens of this Agreement simultaneously with its filing of a suit for specific performance pursuant to this Section 8.1. Notwithstanding any of the foregoing to the contrary, in no event whatsoever shall Purchaser have the right to seek money damages of any kind as a result of any default by Seller under any of the terms of this Agreement, other than reimbursement of Purchaser’s actual and documented out-of-pocket costs and expenses as described above.  In no event shall Seller be liable to Purchaser for any punitive, speculative or consequential damages.

8.2           Breach by Purchaser.

(a)           If Purchaser fails to comply with any of the terms, conditions or obligations of this Agreement, Seller may terminate this Agreement and thereupon shall be entitled to the Earnest Money as liquidated damages (and not as a penalty) and as Seller’s sole remedy and relief hereunder (except for the Surviving Obligations).  Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that these sums represent reasonable compensation to Seller for such breach.

(b)           Notwithstanding the provisions of Section 8.2(a) above, the foregoing shall not in any way limit, affect or impair any of Purchaser’s indemnities as provided in Sections 4.2, 5.1, 6.3(b) or 10.2 of this Agreement.

9.
FUTURE OPERATIONS

9.1           Future Operations.

(a)           From the Effective Date until the Closing or earlier termination of this Agreement:

(i)           Seller shall operate and maintain the Property substantially in accordance with Seller’s past practices with respect to the Property, normal wear and tear excepted;

(ii)           Seller shall perform all of Seller’s obligations under the Contracts and Leases.  Seller will not, without the prior written consent of Purchaser, modify, enter into, or renew any Contract which cannot be cancelled upon thirty (30) days prior written notice or any Lease other than upon market terms and in accordance with Seller’s past practices;

(iii)           Seller shall maintain in full force and effect property insurance on the Property;

(iv)           Seller shall not create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date unless approved in writing by Purchaser; and

(v)           Seller shall not apply any security deposit paid or assigned to Seller under any Lease toward the payment of rent or on account of any default by the tenant unless the tenant that deposited such security deposit has been evicted from its unit or has vacated the unit prior to Closing.

9.2           Security Deposits.  Seller acknowledges and agrees that Seller shall be responsible for any claims by former tenants of the Property for refund of security deposits, but only to the extent such former tenants vacated their respective unit prior to Closing.  Upon request by Seller and at Seller’s cost and expense, Purchaser agrees to permit Seller to enter onto the Property, at any reasonable time during business hours, to review the books and records pertaining to the Property for the purpose of determining whether any such former tenant is entitled to a refund of its security deposit.  This Section 9.2 shall survive the Closing.

10.
MISCELLANEOUS

10.1           Notices.  All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either:  (a) on the date personally delivered to the address below, as evidenced by written receipt therefore, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below, or (d) on the first (1st) business day after the date delivered by facsimile to the respective numbers specified below.  For purposes of this Section 10.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:
General Electric Credit Equities, Inc.
c/o GE Capital Real Estate
280 Park Avenue, 8th Floor
New York, New York 10017
Attention:  Dan Jagoe
Tel:  212-850-5833
Fax:  212-658-9861 or 212-573-9734
Email:  dan.jagoe@ge.com

with a copy to:
General Electric Credit Equities, Inc.
c/o General Electric Capital Corporation
14951 Dallas Parkway, Suite 600
Dallas, Texas  75254
Attention:  Curt Wunschel
Tel:  972-728-7544
Fax:   972-728-7630
Email:  curt.wunschel@ge.com

with a copy to:	Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: Callie Parker Tel: 713-220-3914 Fax: 713-238-7272 Email: callieparker@akllp.com

If to Purchaser:	Resource Real Estate, Inc. 2005 Market Street, 15th Floor Philadelphia, Pennsylvania 19103 Attention: Shelle Weisbaum Tel: 215-832-4187 Fax: 215-761-0452 Email: sweisbaum@resourcerei.com

with a copy to:	Ledgewood, PC 1900 Market Street, Suite 750 Philadelphia, Pennsylvania 19103 Attention: Stacy C. Bedwick, Esquire Tel: 215-731-9450 Fax: 215-735-2513 Email: sbedwick@ledgewood.com with a copy to:
Robinson McFadden & Moore, P.C.
1901 Main Street, Suite 1200
Post Office Box 944
Columbia, South Carolina  29202
Attention:  Wilson W. McDonald, Esquire
Tel:  803-227-1140
Fax:  803-744-1540
Email:  wmcdonald@robinsonlaw.com

If to Title Company:	Chicago Title Insurance Company 1225 North Loop West, Suite 420 Houston, Texas 77008 Attention: Janet Karr Tel: 713-653-6105 Fax: 713-658-1029 Email: karrj@ctt.com

10.2           Real Estate Commissions.  Seller shall pay to Cushman & Wakefield (hereinafter called “Agent” whether one or more) upon the Closing of the transaction contemplated hereby, and not otherwise, a cash commission in the amount agreed on in a separate listing agreement between Seller and Agent.  Said commission shall in no event be earned, due or payable unless and until the transaction contemplated hereby is closed and fully consummated strictly in accordance with the terms of this Agreement and Seller has received the Purchase Price in immediately available funds; if such transaction is not closed and fully consummated for any reason, including, without limitation, failure of title or default by Seller or Purchaser or termination of this Agreement pursuant to the terms hereof, then such commission will be deemed not to have been earned and shall not be due or payable.  Except as set forth above with respect to Agent, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party.  Purchaser agrees to indemnify and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Seller agrees to indemnify and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Notwithstanding anything to the contrary contained herein, this Section 10.2 shall survive the Closing or any earlier termination of this Agreement.

10.3           Entire Agreement.  This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

10.4           Amendment.  This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

10.5           Headings.  The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

10.6           Time of Essence.  Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of South Carolina, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

10.7           Governing Law.  The validity, construction, enforcement and interpretation of this Agreement, and any claim, controversy or dispute arising under or related to this Agreement, or the rights, duties and relationship of the parties thereto, shall be governed by the laws of the State of South Carolina, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

10.8           Successors and Assigns; Assignment.  This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.  Purchaser shall not assign Purchaser’s rights under this Agreement without the prior written consent of Seller, which consent may be withheld absolutely; provided that Purchaser may assign its rights under this Agreement without any need for Seller’s consent to an entity controlled by, or under common control with, Purchaser so long as Purchaser gives notice of such assignment to Seller no later than five business days before the Closing Date.  In the event of any such assignment, Purchaser and such assignee shall execute and deliver an Assignment of Purchase and Sale Agreement in the form attached hereto as Exhibit E.  Any subsequent assignment may be made only with the prior written consent of Seller.  No assignment of Purchaser’s rights hereunder shall relieve Purchaser of its liabilities under this Agreement.  This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof.  Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.  Notwithstanding anything to the contrary contained herein, Seller shall be entitled to assign its rights under this Agreement to one or more entities prior to the Closing Date without the necessity of Purchaser’s consent, however, Seller shall not be released from its obligations under this Agreement.

10.9           Invalid Provision.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

10.10           Attorneys’ Fees.  In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

10.11           Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.

10.12           Expiration.  The delivery of this Agreement to Seller shall constitute an offer which shall be automatically withdrawn, revoked and terminated unless Purchaser accepts the same by executing this Agreement and delivering one fully executed counterpart hereof to Seller prior to 4:00 p.m. New York time, the 23rd day of December, 2011.

10.13           Intentionally Omitted.

10.14           Exhibits.  The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

(a)           Exhibit A, the legal description of the Land.

(b)           Exhibit B, the form of the Deed.

(c)           Exhibit C, the form of the Assignment.

(d)           Exhibit D, the form of the Taxpayer I.D. Certification.

(e)           Exhibit E, the form of Assignment of Purchase and Sale Agreement.

(f)           Exhibit F, the form of Tenant Notice.

10.15           No Recordation.  Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in Lexington County, South Carolina or any other county.  Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.

10.16           Merger Provision.  Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing and shall not survive Closing.

10.17           DTPA Waiver.  PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT (A) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION, (B) PURCHASER IS REPRESENTED BY LEGAL COUNSEL, AND (C) PURCHASER IS SEEKING TO ACQUIRE THE PROPERTY, WHICH WILL NOT BE USED AS A FAMILY RESIDENCE, FOR A CONSIDERATION THAT EXCEEDS $500,000, OR (D) (i) PURCHASER IS A BUSINESS ENTITY THAT EITHER HAS ASSETS OF $25,000,000 OR MORE OR IS OWNED OR CONTROLLED BY A CORPORATION OR ENTITY WITH ASSETS OF $25,000,000 OR MORE, OR (ii) PURCHASER IS A SOPHISTICATED REAL ESTATE INVESTOR AND HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION.  PURCHASER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS, REMEDIES AND BENEFITS UNDER ANY CONSUMER PROTECTION LAW, WHETHER FEDERAL, STATE OR LOCAL.  PURCHASER COVENANTS NOT TO SUE SELLER UNDER ANY SUCH CONSUMER PROTECTION LAW.

10.18           Jury Waiver.  PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.

10.19           Limitation on Liability.  No present or future partner, director, officer, shareholder, employee, advisor, agent, attorney, asset manager, or subasset manager of or in Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability.  The limitations on liability contained in this Section 10.19 are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided in any other provision of this Agreement or by law or by any other contract, agreement or instrument.

10.20           Confidentiality.  Without limiting the terms and conditions of Section 4.2 of this Agreement, Purchaser shall keep confidential and shall not disclose the terms of the transfers contemplated in this Agreement, including, without limitation, the financial terms hereof (other than the Purchase Price, as required by law), without the prior written consent of Seller except: (1) to Purchaser’s directors, officers, partners, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and Purchaser shall inform each of the foregoing parties of such party’s obligations under this Section 10.20 and shall secure the agreement of such parties to be bound by the terms hereof) or (2) as otherwise required by law or regulation.  This Section 10.20 shall terminate upon the occurrence of the Closing, but shall survive any termination of this Agreement prior to the occurrence of the Closing.

10.21           1031 Exchange.  Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to §1031 of the Code, provided that:  (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange (such payment obligation shall survive Closing or any termination of this Agreement).  Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with §1031 of the Code.

10.22           Exclusive Period.  During the pendency of this Agreement, Seller agrees that it will not enter into any back-up or subordinate purchase and sale agreement in respect of the Property with any other party; provided, however, the foregoing shall not prohibit or impede the right of Seller to discuss the sale and purchase of the Property with other prospective buyers.

10.23           Joint and Several.  The representations, warranties, obligations and covenants of each entity comprising Seller under this Agreement shall be joint and several.

[END OF TEXT]

IN WITNESS WHEREOF, the undersigned has signed, sealed and delivered this instrument to be effective as of the Effective Date.

SELLER:                                                                GULFSTREAM I, LLC,
a Delaware limited liability company

By:       GULFSTREAM-B3 HOLDCO, LLC,
a Delaware limited liability company

By:       General Electric Credit Equities, Inc.,
a Delaware corporation,
its sole member

By:________________________(SEAL)
Daniel Jagoe,
Authorized Signatory

GULFSTREAM II, LLC,
a Nevada limited liability company

By:       GULFSTREAM-B3 HOLDCO, LLC,
a Delaware limited liability company

By:       General Electric Credit Equities, Inc.,
a Delaware corporation,
its sole member

By:________________________(SEAL)
Daniel Jagoe,
Authorized Signatory

GULFSTREAM III, LLC,
a Delaware limited liability company

By:       GULFSTREAM-B3 HOLDCO, LLC,
a Delaware limited liability company

By:       General Electric Credit Equities, Inc.,
a Delaware corporation,
its sole member

By:________________________(SEAL)
Daniel Jagoe,
Authorized Signatory

Signature Page

GULFSTREAM IV, LLC,
a Delaware limited liability company

By:       GULFSTREAM-B3 HOLDCO, LLC,
a Delaware limited liability company

By:       General Electric Credit Equities, Inc.,
a Delaware corporation,
its sole member

By:________________________(SEAL)
Daniel Jagoe,
                           Authorized Signatory

Signature Page

IN WITNESS WHEREOF, the undersigned has signed, sealed and delivered this instrument to be effective as of the Effective Date.

PURCHASER:	RESOURCE CAPITAL PARTNERS, INC. a Delaware corporation By: ____________________________(SEAL) Name: Alan F. Feldman _______ Title: Senior Vice President _ ____

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TITLE COMPANY JOINDER

Title Company joins herein in order to evidence its agreement to perform the duties and obligations of Title Company set forth in this Agreement and to acknowledge receipt of the Earnest Money.

Dated: December ___, 2011.

CHICAGO TITLE INSURANCE COMPANY By:____________________________ Name:__________________________ Title:___________________________

Signature Page